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                                                                       Exhibit 5

              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111



701 Pennsylvania Avenue, N.W.                            Telephone: 617/542-6000
Washington, D.C. 20004                                   Fax: 617/542-2241
Telephone: 202/434-7300
Fax: 202/434-7400



                                                January 9, 1998



    Sheffield Steel Corporation
    220 North Jefferson
    Sand Springs, Oklahoma  74063

    Ladies and Gentlemen:


         This opinion is being furnished to you in connection with the Registration Statement on Form S-1 (the "Registration Statement") to be filed by Sheffield Steel Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to $110,000,000 in aggregate principal amount of the Company's 11 1/2% Series B First Mortgage Notes due 2005 (the "New First Mortgage Notes"). The New First Mortgage Notes will be exchanged for the Company's 11 1/2% Series A First Mortgage Notes due 2005. The New First Mortgage Notes are to be issued under an Indenture dated as of December 1, 1997 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee").

         We have acted as counsel for the Company in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the New First Mortgage Notes. We have examined such documents as we have deemed necessary for purposes of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the New First Mortgage Notes, when issued and authenticated pursuant to and in accordance with the Indenture, will be duly and validly authorized.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters."

                                        Very truly yours,



                                        /s/ Mintz, Levin, Cohn, Ferris
                                             Glovsky and Popeo, P.C.

                                        Mintz, Levin, Cohn, Ferris,
                                         Glovsky and Popeo, P.C.